Exhibit 5  Opinion of Counsel








July  24,  2001


Temporary  Financial  Services,  Inc.
200  N.  Mullan  Road,  Ste.  213
Spokane,  WA  99206

Re:  Registration  Statement  on  Form  SB-2

Ladies  and  Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about May 7, 2001 (the
"Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 800,000 shares of your Common Stock (the "Shares"), to be offered for sale by you. As legal counsel for Temporary Financial Services, Inc., we have examined the proceedings taken in connection with the sale of the Shares by you in the manner set forth in the Registration Statement. It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very  truly  yours,

/s/ WORKLAND  &  WITHERSPOON,  PLLC
























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